This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities. The U.S. offer (the “U.S. Offer”) is being made only by the offer to purchase dated November 12, 2021 (the “U.S. Offer to Purchase”) and any amendments or supplements thereto. The U.S. Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of securities in any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would be unlawful.

Notice of U.S. Offer to Purchase for Cash

Any and All Outstanding Class B Shares held by U.S. Persons, including Class B shares represented by American Depositary Shares

(each American Depositary Share representing rights to twenty Class B Shares)

of

EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE S.A. (EDENOR)

at

Ps. 29.34 per Class B Share (ISIN ARENOR010020), including Class B Shares represented by American Depositary Shares (CUSIP: 29244A102)

by

EMPRESA DE ENERGÍA DEL CONO SUR S.A.

SOUTH AMERICAN ENERGY LLP

THE U.S. OFFER AND ASSOCIATED WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (THE “EXPIRATION TIME”) ON DECEMBER 13, 2021 (THE “EXPIRATION DATE”), UNLESS THE TENDER OFFER IS EXTENDED.

Empresa de Energía del Cono Sur S.A. (“Edelcos” or the “Bidder”), and South American Energy LLP (“SAE” and, together with Edelcos, the “Bidders”) to purchase any and all outstanding Class B common shares, par value Ps. 1.00 per share (the “Class B Shares”), held by U.S. Persons (as defined below), including outstanding Class B Shares represented by American Depositary Shares (each representing rights to 20 Class B Shares) (the “ADSs” and, together with the Class B Shares, the “Securities”), of Empresa Distribuidora y Comercializadora Norte S.A. (“Edenor”), a corporation (sociedad anónima) organized under the laws of Argentina, other than those held by the Bidders or their affiliates, in cash at a price of Ps. 29.34 per Class B Share (the “Offer Price”), without interest thereon, less (i) any stock exchange and settlement fees described in the U.S. Offer to Purchase, (ii) any applicable brokerage fees or commissions, (iii) any applicable Distributions, and (iv) any applicable withholding taxes, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and the related documents. The U.S. Offer is being made in conjunction with an offer by Edelcos in Argentina for all outstanding Class B Shares and Class C common shares, par value Ps. 1.00 per share (the “Class C Shares”, and together with the Class B Shares, the “Shares”) of Edenor, which represent 0.2% of Edenor’s outstanding capital stock and are held in Argentina pursuant to Edenor’s Employee Stock Participation Program (the “Argentine Offer” and, together with the U.S. Offer, the “Offers”). The Class A Shares (as defined below) are not publicly traded and are not the subject of the Offers and the Class C Shares are not publicly traded and are not the subject of the U.S. Offer. All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase.

The Bidders are offering to purchase all Class B Shares as a result of the Bidder’s recent acquisition of all Class A common shares, par value Ps.1.00 per share of Edenor, representing 51% of the capital stock and votes of Edenor (the “Class A Shares”), resulting in the Change in Control of Edenor (the “Transaction”). The Transaction is more fully described in the U.S. Offer to Purchase.

This U.S. Offer constitutes a “going private” transaction pursuant to Rule 13e-3, and the U.S. “going-private” rules set forth in Rule 13e-3 under the Exchange Act require the Bidders (as affiliates of Edenor for this purpose under U.S. securities laws) to state whether the U.S. Offer is fair to unaffiliated shareholders. The Bidders believe that the U.S. Offer is substantively and procedurally fair to unaffiliated holders of Class B Shares and/or ADSs under Argentine laws and regulations applicable to mandatory tender offers.

Payment for Class B Shares accepted by us pursuant to the U.S. Offer will be made by deposit of the Offer Price therefor in pesos, without interest therein, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, with Global Valores S.A. (the “Argentine Receiving Agent”) and subsequent payment to holders tendering Class B Shares in the U.S. Offer through the Argentine Receiving Agent in Argentina. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

Subject to the terms described in the U.S. Offer to Purchase, unless the U.S. Offer is extended, to tender Class B Shares in the U.S. Offer, a holder must tender its Class B Shares or ADSs prior to the Expiration Time on the Expiration Date. The Bidders will announce any decision to extend the U.S. Offer in a press release stating the extension no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date.

Payment for tendered Class B Shares accepted by us pursuant to the U.S. Offer is expected to be made 5 (five) business days after the Acceptance Date in accordance with Argentine law and practices.

There will be no guaranteed delivery process available to tender Class B Shares. Under no circumstances will interest be paid on the Offer Price for the tendered Class B Shares whether or not the Expiration Date is extended.

To the extent permitted by applicable Argentine and U.S. securities laws, the Argentine National Securities Commission (the Comision Nacional de Valores or “CNV”), the U.S. Securities and Exchange Commission (the “SEC”) and the terms of the U.S. Offer to Purchase, the Bidders reserve the right, at any time (i) to extend the period of time during which the U.S. Offer is open and thereby delay the purchase of Class B Shares and payment for tendered shares or (ii) to amend the U.S. Offer to Purchase in any respect. If the Bidders extend the U.S. Offer to Purchase, the Bidders will announce such extension by giving written notice to the U.S. Receiving Agent followed as promptly as practicable by a public announcement thereof (which, in any event, will be made no later than 9:00 a.m., New York City time, on the first business day after the scheduled Expiration Date). During any extension, all Class B Shares previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Class B Shares in accordance with the terms of this U.S. Offer to Purchase. Any notice regarding the extension of the Argentine Offer will be given in accordance with CNV regulations.

The Bidders do not have the intention to “squeeze out” holders that elect not to accept the Offers and to remain shareholders of Edenor. The Bidders presently anticipate that Edenor will continue as a public company and will maintain its listings on the NYSE and BYMA following our consummation of the Offers. Depending upon the number of Shares purchased in the Offers, the Offers may adversely affect the liquidity and market value of any Class B Shares held by public shareholders after the U.S. Offer is completed.

Direct holders of Class B Shares who wish to tender all or part of its shares and whose shares are (i) registered under their name in the share registry of Edenor kept by Caja de Valores or (ii) deposited in the collective deposit system of Caja de Valores through its financial intermediary, must follow the specific procedures contained in “THE TENDER OFFER—3. Procedures for Participating in the U.S. Offer” of the U.S. Offer to Purchase. Class B Shares held directly may not be tendered by a U.S. person in the U.S. Offer until they are transferred into the collective deposit system and credited in the holder’s account (cuenta comitente) at Caja de Valores. Each holder wishing to open a cuenta comitente should therefore contact a Custodian with sufficient time to allow the Custodian to open the cuenta comitente to permit the tendering of Class B Shares prior to the Expiration time on the Expiration Date. Each holder of Class B Shares should consult with its Custodian as to whether there may be any delay in the issuance of the Tender Certificate (as defined in the U.S. Offer to Purchase) by Caja de Valores. The transfer of Class B Shares to the U.S. Tendered Class B Shares Account (and the obtaining of the Tender Certificate) may take time. Neither the Bidders nor the U.S. Receiving Agent may provide direct holders of Class B Shares with a specific timeframe for performing these steps, and therefore each direct holder should start this procedure as soon as possible.

Holders of ADSs who wish to participate in the Offers must first become direct holders of Class B Shares by surrendering their ADSs to the Depositary for cancellation and taking delivery of the Class B Shares represented thereby into a cuenta comitente in its name in Argentina. Once a holder of Class B Shares, such holder, in the case of the U.S. holders, must follow the procedures described in the U.S. Offer to Purchase for U.S. holders of Class B Shares participating in the U.S. Offer in order to receive the Offer Price, and, in the case of non-U.S. holders, must tender their Class B Shares in the Argentine Offer in order to receive the Offer Price. ADSs are not permitted to be directly tendered in the U.S. Offer. The cancellation and withdrawal fees charged by the Depositary in connection with ADSs surrendered for cancellation will be borne by the Bidders provided that the underlying Class B Shares are credited to a Caja de Valores account of the Argentine Receiving Agent. In order for a registered holder on the books of the Depositary to withdraw the Class B Shares underlying such holder’s ADSs, registered holders should contact the Depositary, at drsettlements@bnymellon.com, telephone number (+1) 212 815 2783, and in order for a person or entity that holds ADSs through a broker or other securities intermediary to withdraw the Class B Shares underlying such holder’s ADSs, such holders should contact the broker or other securities intermediary holding their ADSs, in either case, to surrender their ADSs and withdraw the underlying Class B Shares, which may then be tendered directly in Argentina pursuant to the procedures described. If you hold ADSs and you wish to participate in the Argentine Offer, you should allow sufficient time to complete all required steps to surrender your ADSs for delivery of Class B Shares prior to the expiration date of the Argentine Offer. You must also have a securities account with a broker or other intermediary that can receive delivery of Class B Shares in Argentina. Instructions for cancelling your ADSs, withdrawing the underlying Class B Shares and tendering into the U.S. Offer can be obtained from the U.S. Information Agent pursuant to the contact information below. See “THE TENDER OFFER—2. Acceptance for Payment and Payment for Class B Shares” of the U.S. Offer to Purchase.

A beneficial owner of Class B Shares or ADSs registered in the name of a broker or other nominee must contact that entity if that beneficial owner desires to tender Class B Shares or ADSs and may be charged a fee or commission by that entity for tendering Class B Shares or ADSs in the U.S. Offer. Each beneficial owner of such securities should consult its broker or other nominee to determine what fees or commissions apply. See “INTRODUCTION” of the U.S. Offer to Purchase.

Holders that have tendered their Class B Shares may withdraw from the U.S. Offer, but they may do so only as described in “THE TENDER OFFER—4. Withdrawal Rights.” of the U.S. Offer to Purchase. For direct holders of Class B Shares, the withdrawal of any Class B Shares tendered in the U.S. Offer can only be made by presenting a signed Form of Withdrawal (as defined in the U.S. Offer to Purchase) to the U.S. Receiving Agent. Such withdrawal will be effective only if the U.S. Receiving Agent timely receives the Form of Withdrawal at its address set forth in the U.S. Offer to Purchase. The Form of Withdrawal must specify the name of the person who tendered the Class B Shares to be withdrawn and the number of Class B Shares to be withdrawn and the name of the registered holder of Class B Shares, if different from that of the person who tendered such Class B Shares, and signatures must be certified by a notary public.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Bidders, in their sole discretion, and their determination will be final and binding. Neither the Bidders nor any of their affiliates or assigns nor any other person will be under any duty to give any notification of any defects or irregularities in any withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated into this announcement by reference. The Bidders are also filing with the SEC a combined Schedule TO and Schedule 13e-3, together with exhibits, furnishing certain additional information with respect to the U.S. Offer.

This U.S. Offer to Purchase and Acceptance Letter and other relevant materials will be mailed by us to the record holders of ADSs and the U.S. resident record holders of Class B Shares whose names appear on the shareholder lists maintained by Edenor, the list of record holders of ADSs maintained by the The Bank of New York Mellon, as depositary, and the security position listing of The Depository Trust Company (“DTC”), as the book-entry transfer facility for ADSs of Edenor, and will be furnished, for subsequent transmittal to the beneficial owners of ADSs and the U.S. resident beneficial owners of Class B Shares, to brokers or other securities intermediaries and similar persons whose names, or the names of whose nominees, appear on shareholder lists or, if applicable, who are listed as participants in the security position listing of DTC or Caja de Valores, as applicable. We will also mail this U.S. Offer to Purchase and Acceptance Letter and other relevant materials to any registered or beneficial holder of ADSs, and, in the case of U.S. Persons, Class B Shares, that requests a copy of the U.S. Offer materials.

The U.S. Offer to Purchase, the related documents and Edenor’s Solicitation/Recommendation Statement on Schedule 14D-9 and 13E-3 to be filed today with the SEC in connection with the U.S. Offer contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the U.S. Offer.

Any questions or requests for assistance about how to participate in the U.S. Offer or to obtain additional copies of the U.S. Offer to Purchase may be directed to the U.S. information agent listed below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The U.S. information agent for the U.S. Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor,

New York, NY 10005

Bankers and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 356-7813

Email: edenor@dfking.com